STRENGTHENING DOLLAR 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

December 31, 2007

Face

Market

Amount

Value

REPURCHASE AGREEMENTS

70.4%

Collateralized by U.S. Treasury

Obligations

Mizuho Financial Group, Inc.

issued 12/31/07 at 1.40% due

01/02/08

$

19,778,191 $

19,778,191

Lehman Brothers Holdings, Inc.

issued 12/31/07 at 1.00%

due 01/02/08

11,668,153

11,668,153

Morgan Stanley issued

12/31/07 at 1.20% due

01/02/08

3,042,798

________

3,042,798

Total Repurchase Agreements

(Cost $34,489,142)

________

34,489,142

Total Investments 70.4%

(Cost $34,489,142)

$

_________

34,489,142

Other Assets in Excess of

Liabilities – 29.6%

$

_________

14,504,301

Net Assets – 100.0%

$

48,993,443

Unrealized

Units

Gain

Currency Index Swap Agreement

February 2008 U.S. Dollar

Index Swap, Terminating

02/29/08*

(Notional Market Value

$97,721,907)

1,273,065

1,143,931

*

Price Return based on U.S. Dollar Index +/- financing at a

variable rate.

1